Exhibit 8.1

[Letterhead of Dechert LLP]

October 17, 2017

GNMAG Asset Backed Securitizations, LLC

350 Fifth Avenue, 59th Floor

New York, New York 10118

Re:	GNMAG Asset Backed Securitizations, LLC Registration Statement on Form SF-3

Ladies and Gentlemen:

We have advised GNMAG Asset Backed Securitizations, LLC (the “Registrant”) with respect to certain federal income tax aspects of the issuance by the Registrant of its agency security pass-through certificates (the “Certificates”), each issuable in series (each, a “Series”). Our advice conforms to the discussion of selected federal income tax consequences to holders of the Certificates that appears under the heading “Material Federal Income Tax Considerations” in the prospectus (the “Prospectus”) forming a part of the Registration Statement on Form SF-3 (the “Registration Statement”) as filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). That discussion does not purport to address all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion that discussion, insofar as that such discussion purports to summarize U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters described therein in all material respects. To the extent that such discussion explicitly states our opinion, we hereby confirm such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to any particular Series as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates the issuance in the future of multiple Series with characteristics differing in numerous ways, the particular characteristics of each Series must be considered in determining the applicability of this opinion to that Series.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

Very truly yours,

/s/ Dechert LLP